Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Moolec Science SA of our report dated October 30, 2024, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 31.1. which is as of August 11, 2025, relating to the financial statements of Moolec Science SA, which appears in Moolec Science SA’s Current Report on Form 6-K dated August 12, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Sebastian Azagra

Partner

Rosario, Argentina

August 14, 2025